UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
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Silverleaf Resorts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SILVERLEAF RESORTS, INC.
1221 River Bend Drive
Suite 120
Dallas, Texas 75247

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

The 2008 Annual Meeting of Shareholders (“2008 Annual Meeting”) of Silverleaf Resorts, Inc. (“Silverleaf,” “Company,” “we,” “us,” or “our”) will be held at the Crowne Plaza Market Center at 7050 Stemmons Freeway, Dallas, Texas 75247 on Thursday, May 8, 2008 at 8:30 a.m. to:

1.	elect five Directors of Silverleaf to serve until the Annual Meeting in 2009 and until their successors are elected and qualify;

2.	ratify the appointment of BDO Seidman, LLP as Silverleaf’s independent registered public accountants for the year ending December 31, 2008; and

3.	transact such other business as may properly be brought before the 2008 Annual Meeting or any adjournments or postponements thereof.

The Nominating Committee has recommended to the Board of Directors five individuals for election to serve as Directors. The Board of Directors recommends that you vote FOR these nominees.  The Audit Committee of the Board of Directors has retained BDO Seidman, LLP as the independent registered public accounting firm for Silverleaf, and the Board of Directors recommends that you vote FOR ratification of the appointment of the independent registered public accountants.  Shareholders of record at the close of business on March 12, 2008 are entitled to notice of and to vote at the 2008 Annual Meeting or any adjournments or postponements thereof. A complete list of shareholders entitled to vote at the 2008 Annual Meeting will be maintained in Silverleaf’s offices at 1221 River Bend Drive, Suite 120, Dallas, Texas for ten days prior to the meeting.

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE 2008 ANNUAL MEETING. YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY REVOKE THE PROXY AND VOTE THE SHARES HELD IN YOUR NAME.  HOWEVER, IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE, YOUR VOTE IN PERSON AT THE ANNUAL MEETING WILL NOT BE EFFECTIVE UNLESS YOU HAVE OBTAINED AND PRESENT A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

By Order of the Board of Directors,
SANDRA G. CEARLEY
Secretary

Dallas, Texas
April 4, 2008

SILVERLEAF RESORTS, INC.

PROXY STATEMENT
2008 ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We are mailing this Proxy Statement, with the accompanying proxy card, to you on or about April 4, 2008 in connection with the solicitation of proxies by the Board of Directors of Silverleaf for the 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”) to be held on May 8, 2008, and any adjournment or postponement of that meeting. You are invited to attend the meeting, and we request that you vote on the proposals described in this Proxy Statement. You do not need to attend the meeting in person to vote your shares. You may simply complete, sign and return your proxy card in order to have your shares voted at the meeting on your behalf.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of five directors; and

•	Ratification of appointment of BDO Seidman, LLP as Silverleaf’s independent registered public accountants.

Who can attend and vote at the meeting?

Shareholders of record at the close of business on March 12, 2008, are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The proxy card provided with this Proxy Statement indicates the number of shares of common stock that you own and are entitled to vote at the meeting.

What constitutes a quorum at the meeting?

The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on March 12, 2008, the record date, will constitute a quorum for purposes of the meeting. On the record date, 37,933,154 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.

How do I vote by proxy?

If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. No postage is required if your proxy card is mailed in the United States in the return envelope that has been enclosed with this Proxy Statement.

If you sign, date and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:

•	FOR the election of the nominees for director named below under “Election of Directors”;

•	FOR ratification of the appointment of BDO Seidman, LLP as Silverleaf’s independent registered public accountants; and

•	In the discretion of the proxies as to any other business which may properly come before the meeting.

How do I vote if my shares are held by my broker?

If your shares are held by your broker in “street name,” you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker. If your shares are held in “street name” and you wish to vote them in person at the meeting, you must obtain from your broker a properly executed legal proxy, identifying you as a Silverleaf shareholder, authorizing you to act on behalf of the broker at the meeting and specifying the number of shares with respect to which the authorization is granted.

What discretion does my broker have to vote my shares held in “street name”?

A broker holding your shares in “street name” must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker generally may vote your shares in its discretion, depending on the type of proposal involved. Under the rules of the NASDAQ Stock Market, LLC (“NASDAQ”), there are certain matters on which brokers may not vote without specific instructions from you. If such a matter comes before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on that matter, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal, broker non-votes will not be counted as votes cast or shares voting and, therefore, will have no effect on the outcome of the vote on that matter.

Can I change my vote after I return my proxy card?

Yes. You may change your vote at any time before your proxy is exercised. To change your vote, you may:

•	Deliver to our corporate secretary not later than May 7, 2008 a written notice revoking your earlier vote; or

•	Deliver to our transfer agent a properly completed and signed proxy card with a later date; or

•	Vote in person at the meeting.

Your attendance at the meeting will not be deemed to revoke a previously-delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person.

How are votes counted?

•
Election of directors. Each of the nominees will be elected if a majority of the votes cast at the meeting are voted “For” such nominee.  Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on the nominees.

•
Other business. Approval of the ratification of BDO as Silverleaf’s independent registered public accountants and approval of all other business that may properly come before the meeting require the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes will have no effect on the outcome of voting on these matters.

How is Silverleaf soliciting proxies?

We bear the cost of preparing, assembling and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone or other means of communication. We will also request brokerage houses, custodians, nominees and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.

ANNUAL REPORT AND OTHER FINANCIAL INFORMATION

The Annual Report on Form 10-K for the year ended December 31, 2007 as filed by Silverleaf with the Securities and Exchange Commission accompanies the proxy material being mailed to all shareholders.  Additional copies of this Notice of Annual Meeting and Proxy Statement and Silverleaf’s 2007 Form 10-K, including financial statements but excluding exhibits, may be obtained without charge by written request to the Corporate Secretary. All such requests should be directed to Sandra G. Cearley, Secretary, Silverleaf Resorts, Inc., 1221 River Bend Drive, Suite 120, Dallas, Texas 75247.  You can also obtain a copy of our Form 10-K and other periodic filings from the SEC’s EDGAR database at www.sec.gov or from our website at www.silverleafresorts.com.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of Silverleaf’s Common Stock on March 12, 2008 by (i) each current director and the Named Executive Officers (as defined below) (ii) all directors and executive officers as a group, and (iii) those persons known to Silverleaf to be the beneficial owners of more than five percent of the outstanding shares.

BENEFICIAL OWNERS OF SILVERLEAF COMMON STOCK

Name of Beneficial Owner(a)	Position	Shares Beneficially Owned	Percent of Class (b)
Robert E. Mead (c)	Chairman and Chief Executive Officer	9,349,417	24.65
Sharon K. Brayfield (c)(d)	President	624,786	1.62
David T. O’Connor (c)(e)	Executive Vice President — Sales	518,269	1.37
Harry J. White, Jr.(c)(f)	Chief Accounting Officer and Treasurer	455,269	1.20
Thomas J. Morris (c)(g)	Executive Vice President — Capital Markets & Strategic Planning	178,000	*
J. Richard Budd, III (h)(i)	Director	236,867	*
James B. Francis, Jr. (j)(k)	Director	135,000	*
Herbert B. Hirsch (l)(m)	Director	115,000	*
Rebecca Janet Whitmore (n)	Director	283,100	*
All Directors and Executive Officers as a Group (14 persons) (o)		12,725,989	31.79
Grace Brothers, Ltd. (p)		6,798,760	17.92
Andreeff Equity Advisors, L.L.C. (q)		2,422,418	6.39
AXA Financial, Inc. (r)		2,059,652	5.43
Bonanza Capital, Ltd. (s)		2,329,100	6.14
__________

*	Less than 1%.

(a)	Except as otherwise indicated, each beneficial owner has the sole power to vote and to dispose of all shares of Common Stock owned by such beneficial owner.

(b)
Pursuant to the rules of the Securities and Exchange Commission, in calculating percentage ownership, each person is deemed to beneficially own the shares subject to options exercisable within sixty days, but shares subject to options owned by others (even if exercisable within sixty days) are not deemed to be outstanding shares.  In calculating the percentage ownership of the directors and officers as a group, the shares subject to options exercisable by directors and officers within sixty days are included within the number of shares beneficially owned.

(c)	The address of such person is 1221 River Bend Drive, Suite 120, Dallas, Texas 75247.

(d)	Includes options to purchase 538,269 shares of stock, which options are currently exercisable.

(e)	Includes options to purchase 518,269 shares of stock, which options are currently exercisable.

(f)	Includes options to purchase 70,000 shares of stock, which options are currently exercisable.

(g)	Includes options to purchase 178,000 shares of stock, which options are currently exercisable.

(h)
Includes options to purchase 115,000 shares of stock, which options are currently exercisable, and 61,867 shares held in a testamentary trust for the benefit of Mr. Budd’s wife and for which his wife serves as trustee.  Mr. Budd disclaims beneficial interest of the shares held in the trust.

(i)	The address of such person is 58 Piping Rock Road, Locust Valley, New York 11560.

(j)	Includes options to purchase 135,000 shares of stock, which options are currently exercisable.

(k)	The address of such person is 2911 Turtle Creek Boulevard, Suite 925, Dallas, Texas 75219.

(l)	Includes options to purchase 115,000 shares of stock, which options are currently exercisable.

(m)	The address of such person is 64 Hurdle Fence Drive, Avon, Connecticut 06001.

(n)	The address of such person is 10305 Oaklyn Drive, Potomac, Maryland 20854.

(o)	Includes options to purchase 2,092,807 shares of stock, which options are currently exercisable.

(p)
This information is based upon information provided by Bradford T. Whitmore (“Whitmore”) on Form 4 filed by Whitmore with the Securities and Exchange Commission on March 13, 2008. Whitmore directly owns 679,935 shares, and Grace Brothers, Ltd. owns 6,118,825 shares.  Whitmore and Spurgeon Corporation (“Spurgeon”) are the general partners of Grace.  As general partners of Grace, Whitmore and Spurgeon may be deemed beneficial owners of the shares, although they disclaim beneficial ownership. Mr. Whitmore is the brother of Rebecca Janet Whitmore, a current director and nominee for re-election as director of Silverleaf.  Mr. Whitmore was a member of an ad hoc committee of noteholders who nominated two persons, including Ms. Whitmore, for election to the Board of Directors pursuant to the terms of an exchange offer that Silverleaf completed in May 2002 with holders of its 10½% Senior Subordinated Notes due 2008 (the “Exchange Offer”).  Under the terms of the Exchange Offer the ad hoc committee nominated two directors to serve on Silverleaf’s Board of Directors until the 2003 Annual Meeting of Shareholders.  Ms. Whitmore has been nominated by the Board of Directors for re-election as a director of Silverleaf each year since that time.  Ms. Whitmore disclaims any beneficial interest in the shares owned by Grace and Whitmore.

(q)
This information is based upon information provided by Dane Andreeff (“Andreeff”) and Andreeff Equity Advisors, L.L.C. (“Andreeff Advisors”) on Amendment No. 3 to Schedule 13G dated February 14, 2008 filed with the Securities and Exchange Commission.  Andreeff and Andreeff Advisors disclaim beneficial ownership in the shares reported except to the extent of their pecuniary interests therein.

(r)
This information is based upon information provided by AXA Financial, Inc. and its affiliates, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and AXA, on Schedule 13G dated February 14, 2008 and filed with the Securities and Exchange Commission.  AXA Financial, Inc. and its affiliates disclaim beneficial ownership in the shares reported except to the extent of their pecuniary interests therein.

(s)
This information is based upon information provided by Bonanza Capital, Ltd. (“Bonanza”) and Bonanza Master Fund, Ltd. (“Master Fund”) on Amendment No. 2 to Schedule 13G dated February 14, 2008 and filed with the Securities and Exchange Commission.  Bonanza and Master Fund disclaim beneficial ownership in the shares reported except to the extent of their pecuniary interests therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Silverleaf’s directors and officers, and persons who own more than 10% of a registered class of Silverleaf’s equity securities (“Beneficial Owners”), to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock. Such Beneficial Owners are required by the Commission’s regulations to furnish to Silverleaf copies of all Section 16(a) reports filed by such persons.

To Silverleaf’s knowledge, based solely on a review of the copies of such reports furnished to Silverleaf and written representations from certain Beneficial Owners, all Beneficial Owners complied with all applicable Section 16(a) filing requirements during the fiscal year ended December 31, 2007.

PROPOSAL 1
ELECTION OF DIRECTORS
Who sits on our Board of Directors?

Pursuant to Silverleaf’s Articles of Incorporation, as amended (the “Articles”), the Bylaws, as amended (the “Bylaws”), and resolutions adopted by its Board of Directors, Silverleaf currently has five directors, who each have one-year terms that will expire at the 2008 Annual Meeting.  Each of the Directors was elected by the Shareholders at the 2007 Annual Meeting.

How are nominees for the Board selected?

The Nominating Committee reviewed candidates for election to the Board of Directors and recommended to the Board of Directors that each of Silverleaf’s current directors be nominated for election to serve as Director until the 2009 Annual Meeting or until his or her respective successor is elected and qualifies.  The Board of Directors has, therefore, nominated the following individuals for election as a director:

J. Richard Budd, III
James B. Francis, Jr.
Herbert B. Hirsch
Robert E. Mead
Rebecca Janet Whitmore

For a description of the background and qualifications of each of the nominees see “Directors and Executive Officers.”

In the absence of instructions to the contrary, votes will be cast FOR the election of each of the above nominees pursuant to the proxies solicited hereby. In the event any of the nominees is unable or declines to serve as a Director at the time of the 2008 Annual Meeting, the proxy will be voted for any substitute nominee selected by the current Board of Directors. Management has no reason to believe, at this time, that any of the nominees will be unable or will decline to serve if elected.  Each nominee has informed Silverleaf that he or she will serve if elected.

What are our corporate governance practices?

General.  Silverleaf believes that good corporate governance is important to ensure that it is managed for the long-term benefit of its shareholders. During the past year, Silverleaf has continued to review its corporate governance policies and practices and to compare them to those suggested by various authorities on corporate governance and the practices of other public companies. Silverleaf has also continued to review the provisions of the Sarbanes-Oxley Act of 2002 and the new and proposed rules of the Securities and Exchange Commission and NASDAQ.  Silverleaf’s Board of Directors has adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees (“Code of Conduct”) that is binding on all Silverleaf directors, officers and employees.  Additionally, the Board has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Executives (“Code of Ethics”) that is applicable to the Chief Executive Officer, Chief Financial Officer and other senior officers directly engaged in the financial reporting process.  Copies of both the Code of Conduct and the Code of Ethics are available on the Company’s website at www.silverleafresorts.com.

Director Independence. The Board of Directors has determined that Mr. Budd, Mr. Hirsch, Mr. Francis, and Ms. Whitmore are “independent” for purposes of Rule 4200 of the NASDAQ Marketplace Rules, and, therefore, a majority of the Board of Directors is independent as so defined. The Board of Directors based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the individual directors.  The foregoing independence determination also included the conclusion of the Board of Directors that each of the members of the Audit Committee is independent for purposes of Audit Committee membership under Rule 4200 of the NASDAQ Marketplace Rules and additional independence requirements under SEC Rule 10A-3(b). In addition, each member of the Compensation Committee and the Nominating Committee is independent in accordance with the NASDAQ Marketplace Rules.

Meeting of the Board of Directors. The Board of Directors took action either during regularly-scheduled or special meetings or by written consent 26 times during the year ended December 31, 2007.  All members of the Board of Directors attended the 2007 Annual Meeting and at least seventy-five percent of the Board meetings and Committee meetings held during 2007.

What are the Committees of the Board of Directors?

Our Board of Directors currently has four standing committees:  an Audit Committee, a Compensation Committee, a Nominating Committee, and an Accounts and Acquisitions Committee.

The Audit Committee took action either during regularly-scheduled or special meetings or by written consent 10 times in 2007.  The Compensation Committee took action either during regularly-scheduled or special meetings or by written consent five times during 2007. The Accounts and Acquisitions Committee took action either during regularly-scheduled meetings or special meetings or by written consent 16 times in 2007.  The Nominating Committee took action during two regularly-scheduled meetings during 2007.

Audit Committee. The Board of Directors has established an audit committee (the “Audit Committee”), which currently consists of four directors who meet the independence requirements imposed by the NASDAQ Marketplace Rules.  The Audit Committee engages the independent registered public accountants, reviews the plans and results of the audit engagement, approves professional services provided by the independent registered public accountants, reviews the independence of the independent registered public accountants and the adequacy of Silverleaf’s internal accounting controls, considers the range of audit and non-audit fees, oversees Silverleaf’s internal audit functions, and reviews and approves Silverleaf’s periodic reports to the Securities and Exchange Commission. The current members of the Audit Committee are Messrs. Budd, Francis, Hirsch and Ms. Whitmore. Ms. Whitmore has been designated by the  Board of Directors of Silverleaf as the Audit Committee Financial Expert in accordance with the definition established by the Securities and Exchange Commission.

Compensation Committee. The Board of Directors has established a compensation committee (the “Compensation Committee”), which currently consists of three directors who are non-employee independent directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, to determine compensation for Silverleaf’s senior executive officers and to administer Silverleaf’s 1997 Stock Option Plan and 2003 Stock Option Plan. The current members of the Compensation Committee are Ms. Whitmore and Messrs. Budd and Hirsch. For the period ending December 31, 2007, the Compensation Committee made all decisions regarding senior executive compensation and administration of the 2003 Stock Option Plan.

There are no “interlocks” (as defined by the rules of the SEC) with respect to any members of the Compensation Committee.  The Compensation Committee consists of three members, Ms. Whitmore, who chairs the committee, and Messrs. Budd and Hirsch.  Each is a non-employee, independent director. For the period ending December 31, 2007, all decisions concerning compensation of senior executive officers and administration of Silverleaf’s option plans were made by the Compensation Committee.  Additionally, the Committee reviews and makes recommendations to the Board of Directors for the approval of all material employee benefit plans, benefit and compensation structures for directors, and oversees the criteria for performance-based compensation.  In acting upon these matters, the Committee considers, among other information, recommendations from the Chief Executive Officer and the President of Silverleaf.  A copy of the Compensation Committee Charter is posted on Silverleaf’s website.

Nominating Committee.  The Board of Directors has established a separate Nominating Committee, which currently consists of four directors who meet the independence requirements imposed by the NASDAQ Marketplace Rules.  The Nominating Committee has adopted a charter which sets forth the primary responsibilities of the Nominating Committee and its procedures for effectively fulfilling those duties. The Nominating Committee Charter is posted on Silverleaf’s website. In accordance with the Charter, the Nominating Committee has identified and submitted to the Board of Directors a slate of candidates each of whom they deem to have the experience, perspective, skills and knowledge of the field in which Silverleaf operates to serve as a member of Silverleaf’s Board of Directors. The candidates recommended by the Nominating Committee for election at the 2008 Annual Meeting are the current members of Silverleaf’s Board of Directors. The Board of Directors did not receive any recommendations for nominees for directors from shareholders.  The members of the Nominating Committee are Messrs. Budd, Francis, Hirsch and Ms. Whitmore.

The Nominating Committee will consider nominees for directors to be elected at the 2009 Annual Meeting of Shareholders as recommended by shareholders, and such recommendations may be made to the Board no earlier than February 7, 2009 and no later than March 9, 2009 (subject to certain notice requirements set forth in the Bylaws) by delivering a written notice to the Secretary at Silverleaf’s principal executive office stating the name, address, telephone number and resume of the proposed candidate or candidates and their business and educational background along with a written statement by the shareholder as to why such person or persons should be considered for election to the Board of Directors.

The Board will follow the same evaluation procedures whether a candidate is recommended by directors or shareholders. In identifying and evaluating nominees for director, the Board considers whether the candidate has the highest ethical standards and integrity and sufficient education, experience and skills necessary to understand and wisely act upon the complex issues that arise in managing a publicly-held company. To the extent the Board does not have enough information to evaluate a candidate, the Board may send a questionnaire to the candidate for completion in enough time for Board consideration.

Accounts and Acquisitions Committee. The Board of Directors has established a financial accounts and acquisitions committee (the “Accounts and Acquisitions Committee”) to approve routine financial transactions such as the opening of a bank account or the purchase, lease or disposition of assets with a value not exceeding $100,000. The members of the Accounts and Acquisitions Committee are Ms. Whitmore and Mr. Mead.

The Board of Directors of Silverleaf does not have any other standing committees.  The Board of Directors may create one or more additional committees and grant such special committees the authority to review specific transactions.

How many executive sessions did the Board have during 2007?

The NASDAQ Marketplace Rules require that independent directors meet without non-independent directors and other management members in executive sessions in regularly scheduled meetings. The independent directors met in one executive session during 2007.

How do I contact the Board of Directors?

You may contact the Board of Directors by writing to: Silverleaf Resorts, Inc., Board of Directors, Attn: Sandra G. Cearley, Secretary, 1221 River Bend Drive, Suite 120, Dallas, Texas 75247. Communications received will be distributed by the Secretary to the Chairman of the Audit Committee or, depending on the facts and circumstances outlined in the communication received, to such other director or directors deemed appropriate by the Secretary.

How will my proxy be voted?

In the absence of instructions to the contrary, votes will be cast FOR each nominee for Director of Silverleaf. A majority of the shares present and voting at the 2008 Annual Meeting must be voted in favor of a Director for that Director to be elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE DIRECTORS NOMINATED IN PROPOSAL 1.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

How are the independent registered public accountants appointed?

The Audit Committee of the Board of Directors has appointed BDO Seidman, LLP (“BDO”) as Silverleaf’s independent registered public accountants for the year ending December 31, 2008. One or more representatives of BDO will be present at the 2008 Annual Meeting and will be given an opportunity to make a statement and to respond to appropriate questions. This appointment is being submitted for ratification at the 2008 Annual Meeting. If the appointment is not ratified, the appointment will be reconsidered by the Audit Committee, although the Audit Committee will not be required to appoint different independent registered public accountants for Silverleaf. Reconsideration by the Audit Committee could result in a delay of the appointment of independent registered public accountants due to the difficulty and expense of the selection process.

What were BDO’s fees for services rendered to us during the last two fiscal years?

The following table presents fees for professional services rendered by BDO for the audit of Silverleaf’s consolidated financial statements, audit-related services, tax services and all other services in 2006 and 2007.

FEES PAID TO BDO SEIDMAN, LLP

Fees	2006		2007
Audit Fees	$625,000		$665,000
Audit-Related Fees	60,000	(a)	89,700	(a)
Tax Fees	--		--
Other Fees	--		--
Total Fees	$685,000		$754,700

(a)
For assurance and related services that were reasonably related to the performance and review of our financial statements by BDO and not already reported under Audit Fees above.  These fees related to a review of the controls related to the servicing of the customer notes receivable pledged as collateral under the loan agreements of our securitization subsidiaries and our qualified special purpose entity.

What is the Audit Committee’s pre-approval policy?

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence.  The Audit Committee approved the audit and audit-related services performed by BDO in 2007.

How will my proxy be voted?

In the absence of instructions to the contrary, votes will be cast FOR the ratification of BDO as Silverleaf’s independent registered public accountants for the year ending December 31, 2008. A majority of the shares present and voting at the 2008 Annual Meeting must be cast in favor of the ratification of BDO as Silverleaf’s independent registered public accountants in order for the proposal to be adopted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS SILVERLEAF’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2008 AS DESCRIBED IN PROPOSAL 2.

DIRECTORS AND EXECUTIVE OFFICERS

Who are the Directors and Executive Officers of Silverleaf?

The following table sets forth certain information concerning each person who was a director or executive officer of Silverleaf on December 31, 2007.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Position

Robert E. Mead	61	Chairman of the Board and Chief Executive Officer
Sharon K. Brayfield	47	President
David T. O’Connor	65	Executive Vice President – Sales
Joe W. Conner	50	Chief Operating Officer
Harry J. White, Jr.	53	Chief Financial Officer and Treasurer
Michael D. Jones	41	Chief Information Officer
Edward L. Lahart	43	Executive Vice President – Operations
Thomas J. Morris	42	Senior Vice President – Capital Markets
Sandra G. Cearley	46	Secretary
J. Richard Budd, III	55	Director
James B. Francis, Jr.	59	Director
Herbert B. Hirsch	71	Director
Rebecca Janet Whitmore	53	Director

Robert E. Mead founded Silverleaf, has served as its Chairman of the Board since its inception, and has served as its Chief Executive Officer since May 1990. Mr. Mead began his career in hotel and motel management and also operated his own construction company. Mr. Mead has served as a Trustee member of the American Resort Developers Association (“ARDA”) and has over 27 years of experience in the timeshare industry, with special expertise in the areas of consumer finance, hospitality management and real estate development. Mr. Mead serves on the Accounts and Acquisitions Committee.

Sharon K. Brayfield has served as the President of Silverleaf since 1992 and manages all of Silverleaf’s day to day activities. Ms. Brayfield began her career with an affiliated company in 1982 as the Public Relations Director of Ozark Mountain Resort. In 1989, she was promoted to Executive Vice President of Resort Operations for an affiliated company and in 1991 was named Chief Operations Officer of Silverleaf.

David T. O’Connor has over 29 years of experience in real estate and timeshare sales and has worked periodically with Mr. Mead over the past 21 years. Mr. O’Connor has served as Silverleaf’s Executive Vice President — Sales since 1997 and as Vice President — Sales since 1991. He directs all field sales, including the design and preparation of all training materials, incentive programs, and follow-up sales procedures.

Joe W. Conner was the Chief Financial Officer of Silverleaf from 1997 to 1998.  Mr. Conner rejoined Silverleaf in April 2003 and currently serves as Chief Operating Officer.  From July 2001 to April 2003, Mr. Conner was the Chief Financial Officer of ACE Cash Express, the largest owner and franchiser of check cashing stores in the U.S.  Prior to joining Silverleaf in 1997, Mr. Conner was the Chief Financial Officer of the Jacobsen Division of Textron, Inc.  Mr. Conner is a certified public accountant.

Harry J. White, Jr. joined Silverleaf in June 1998 as Chief Financial Officer and subsequently has been elected as Treasurer as well. He has responsibility for all accounting, financial reporting and taxation issues. From January 1995 until 1998, Mr. White served as Vice President and Chief Financial Officer of Thousand Trails, Inc.  Prior to that time he was a senior manager with Deloitte & Touche LLP.   Mr. White is a certified public accountant.  Mr. White has announced his resignation as a full-time employee and executive officer of Silverleaf effective May 8, 2008.

Michael D. Jones was named as Chief Information Officer in May 2006.  He served as Vice President — Information Systems from May 1999 until May 2006.  Prior to that time he served in various positions with the Company, including Network Manager, Payroll Manager and Director of Information Services.

Edward L. Lahart was elected as Executive Vice President — Operations in October 2002.  Prior to that time he served as Vice President – Corporate Operations from June 1998 to October 2002 and in various capacities in the Credit and Collections Department from 1989 to 1998.

Thomas J. Morris has served as Senior Vice President — Capital Markets since August 2005, and as a consultant to Silverleaf from November 2002 until August 2005.  Mr. Morris served as Vice President and Treasurer of Silverleaf from May 2002 until November 2002.  Prior to that time he was self-employed from March 2001 to May 2002 and served as Director of Diversified Finance with Sovereign Bank from March 2000 to March 2001.

Sandra G. Cearley has served as Secretary of Silverleaf since its inception. Ms. Cearley maintains corporate minute books, oversees regulatory filings, and coordinates legal matters with Silverleaf’s attorneys.

J. Richard Budd, III was elected as a Director of Silverleaf in May 2002. Since January 2008, Mr. Budd has served as the Managing Director of GMAC ResCap, a Cerberus portfolio company.  Prior to that, he was employed by Cerberus Operations and Advisory Company and provided consulting services to clients of Cerberus from July 2007 to January 2008.  He was a partner in the restructuring advisory firm of Marotta Gund Budd & Dzera, LLC from January 2001 to July 2007.  Mr. Budd serves on the Audit Committee, the Compensation Committee and the Nominating Committee.  Mr. Budd qualifies as an independent director as determined by the Board of Directors under the NASDAQ Marketplace Rules.  Mr. Budd is also a director of Kimball Hill Homes, Inc., a homebuilder.

James B. Francis, Jr. was elected as a Director of Silverleaf in July 1997.  From 1980 to 1996, Mr. Francis was a partner in the firm of Bright & Co., which managed various business investments, including the Dallas Cowboys Football Club.  Since 1996, Mr. Francis has served as president of Francis Enterprises, Inc., a governmental and public affairs consulting company. Mr. Francis serves on the Audit Committee and the Nominating Committee.  Mr. Francis qualifies as an independent director as determined by the Board of Directors under the NASDAQ Marketplace Rules.

Herbert B. Hirsch was elected as a Director of Silverleaf in May 2002.  Mr. Hirsch is currently retired, but spent much of his business career in various positions involving the financing and operation of timeshare resorts. Mr. Hirsch serves on the Audit Committee, the Compensation Committee and the Nominating Committee.  Mr. Hirsch qualifies as an independent director as determined by the Board of Directors under the NASDAQ Marketplace Rules.

Rebecca Janet Whitmore was elected a Director of Silverleaf in May 2002.   Ms. Whitmore has provided consulting services to Divi Resorts, a resort and timeshare sales and marketing company in the Caribbean, since 2000.  From 1976 to 2000, Ms. Whitmore was employed by Mobil Corporation in various engineering and financial positions, including Controller of Global Petrochemicals and Chief Financial Analyst.  Ms. Whitmore also serves on the board of directors of Nanophase Technologies, Inc., a nanocrystalline materials development and manufacturing company.  Ms. Whitmore serves on the Audit Committee, the Compensation Committee, the Nominating Committee and the Accounts and Acquisitions Committee. Ms. Whitmore is the sister of Bradford T. Whitmore, a principal of Grace, a major shareholder of Silverleaf.  See footnote “p” to the table under the heading “Security Ownership of Certain Beneficial Owners and Management” on page 3 above.  Ms. Whitmore has been designated by the Board of Directors as the Audit Committee Financial Expert as a result of her education and experience. Ms. Whitmore qualifies as an independent director as determined by the Board of Directors under the NASDAQ Marketplace Rules.

Have there been any changes to the Executive Officers since December 31, 2007?

On February 4, 2008, Mr. White announced his immediate resignation as Chief Financial Officer and his intention to retire as a full-time employee and executive officer of Silverleaf effective May 8, 2008.  After that date, Mr. White will remain involved with the Company in a consulting capacity.  On February 4, 2008, the Board of Directors elected Robert M. Sinnott to replace Mr. White as Chief Financial Officer and Mr. White was named Chief Accounting Officer.  Mr. Sinnott, age 42, previously held the position of Director of Finance for Silverleaf Resorts from 1998 to 2003.  Since 2003, he has served as Vice President of Finance for Ashford Hospitality Trust, Inc., a Dallas-based publicly-held owner of hotels.  Mr. Sinnott is a Certified Public Accountant.  Mr. Morris was named Executive Vice President — Capital Markets and Strategic Planning in March 2008.

COMPENSATION DISCUSSION & ANALYSIS

Overview

The Compensation Committee (“Compensation Committee”) of our Board of Directors seeks to achieve the following objectives with our executive compensation structure:

•
Attract, motivate, and retain qualified individuals having the skills, experience and leadership necessary to manage our present and future business in a manner consistent with the interests of our shareholders

•	Recognize individual merit

•	Maintain and increase shareholder value and promote the attainment of our significant business objectives
•	Promote a performance-based environment
•	Cultivate in the executives a long-term team approach that aligns their interests with the interests of our shareholders

Our executive compensation structure is designed to reward executives for the following:

•	Exemplary performance that contributes to our growth
•	Increase in shareholder value
•	Experience and knowledge in our industry
•	Length of service with us

Executive Compensation Components

Our executive compensation structure consists primarily of (i) base annual salary, (ii) discretionary bonuses recognizing individual merit, (iii) equity incentives in the form of stock option awards that have been granted under our 1997 and 2003 Stock Option Plans, and (iv) health and welfare benefits in the form of paid health insurance, paid vacation and sick leave and other benefits as approved by the Compensation Committee.

The following discussion outlines the compensation structure for our executive officers as a group and specifically our chief executive officer, chief financial officer and the three other most highly compensated executive officers (the “Named Executive Officers” or “NEOs”).

Base Salary.  Each of our executives, other than Mr. O’Connor, receives a base salary.  We review individual salaries for our executive officers each year.  Except for the compensation structure for the CEO, a comparison with an identified industry peer group was not considered in setting executive officer compensation. Instead, we strive to set base salaries at levels necessary to attract and retain executive officers with skill and experience needed by us in light of our current and anticipated business activities. While we have not retained a compensation expert to conduct a formal review of compensation paid by other companies within our industry, we believe that the salaries paid to our executive officers are competitive.  Factors considered in setting base salary for our executive officers include the individual's performance, scope of and changes in functional responsibilities, length of employment and other factors which evidence contributions to our long-term growth and profit objectives.

In lieu of a base salary set at an established dollar amount, we compensate our Executive Vice President of Sales on a performance-based compensation structure.  We believe that such structure provides incentives for Mr. O’Connor to establish innovative sales and marketing techniques that will provide greater value to Silverleaf through increased sales.  The terms of Mr. O’Connor’s compensation structure are discussed below.

Discretionary Bonuses. Except for the 2007 performance-based incentive bonus for our CEO, which is discussed below, we have not adopted any performance-based incentive bonus programs for our executive officers.  Historically, cash bonuses have not constituted a significant portion of our employees’ total compensation. Bonuses paid to executive officers – other than Mr. Mead – are discretionary and are awarded by the Compensation Committee based upon recommendations made by the CEO. Bonuses are not used as a key motivator to executive management, but are instead awarded to recognize individual merit.  Except for our CEO, no specific performance targets were established in connection with the determination of bonuses awarded in 2007 to any of our executive officers.

In 2007, we paid a bonus to Mr. White following the completion of our audit for 2006. As our chief financial officer, Mr. White was not only responsible for the supervision of our accounting personnel directly involved in the audit process with our outside accountants, but also for the ongoing enhancements to our system of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act. Mr. White’s bonus was a reflection of the Compensation Committee’s assessment of the manner in which Mr. White performed his duties as chief financial officer.   We also paid Mr. Morris a bonus upon the completion of an amendment to one of our securitization transactions which resulted in increased borrowing capacity under our existing bank credit lines.  Such bank credit lines are critical to our ability to finance the sale of vacation intervals, and Mr. Morris’ participation in negotiating the amendment was invaluable in completing the transaction.  The Compensation Committee approved the payment of the bonus in recognition of Mr. Morris’ efforts in this area.  Ms. Brayfield was paid a bonus for her extraordinary efforts in improving our sales and marketing programs during 2007, which were essential to our overall results of operations.  Our CEO recommended that the Compensation Committee award each of these bonuses.

Equity Incentive.  We have periodically granted stock options to motivate and retain executive management. We believe that awards of stock options align the interests of our executive officers with the interests of our shareholders.  Our stock option plans are administered by the Compensation Committee of our Board of Directors which selects the individuals to whom options are to be granted and determines the number of shares granted to each optionee based upon recommendations by our CEO. Other than Mr. Mead, our executive officers have each received stock option grants under the 1997 and 2003 Stock Option Plans (“Option Plans”). No stock options were granted to executive officers under either of the Option Plans during 2007. At December 31, 2007, we had 59 option shares remaining available for issuance under the 2003 Option Plan.  The 1997 Plan terminated in May 2007, and no further options may be granted under that plan.  We currently have no specific plans to increase the number of shares made available for future stock option grants; however, because we do not have a significant number of option shares available for issuance, we may give consideration to adoption of new equity incentive plans in the future.

The options previously granted to our executive officers are exercisable at a price equal to the trading price of our stock on the date of grant.  The options granted vest in a three- or four-year period and expire on the tenth anniversary of the date of grant.  We believe such vesting schedule facilitates retention of our executive management.  The outstanding options held by each of the NEOs are listed on the “Outstanding Equity Awards at December 31, 2007” chart on page 25 hereof.  Certain options held by the NEOs expire within the next eighteen months and have an exercise price that is considerably higher than the current trading price of our stock.  It is likely that such options will expire prior to having any monetary value to the NEO. Therefore, no weight was given to these options when determining the compensation paid to the NEOs during 2007.

In August 2003, the Compensation Committee adopted a stock option plan which provided for the grant of 2,209,614 options.  Ms. Brayfield, Mr. White and Mr. O’Connor, along with two other executive officers, each received 368,269 options at that time. The purpose for awarding these options was twofold.  First, each of the executive officers employed by us in 2003 was instrumental in our debt restructuring during 2001-2002, and the Compensation Committee wished to reward them for their loyalty and hard work during this critical time.  Second, the Compensation Committee believed that the options awarded would align the interests of our executive officers with our shareholders and provide incentive to the executive officers to work hard in returning the Company to economic good health which would result in higher shareholder value.

Whenever possible the Compensation Committee awarded incentive stock options to the NEOs as opposed to non-qualified stock options.  Incentive stock options offer more favorable tax treatment to the recipient than do non-qualified stock options.  See the discussion of the federal income tax consequences below with respect to our Option Plans.

CEO Salary and Non-Equity Incentive Plan Compensation

During 2007, Silverleaf had an employment agreement with Mr. Mead, CEO, that would have expired on December 31, 2008.  Under the agreement, Mr. Mead received a base salary of $750,000 during 2007.  He also received additional fringe benefits including the charter-free use of Silverleaf’s airplane for personal purposes up to a maximum of 50 hours per year plus certain paid health insurance benefits and such vacation time, sick leave and other fringe benefits as specified by the Board of Directors of Silverleaf for its executive personnel.

Based upon the performance targets set by the Compensation Committee, as ratified by the Shareholders of Silverleaf at the 2006 Annual Meeting of Shareholders, Mr. Mead earned a bonus for 2007 in the amount of $2,882,112 based upon Silverleaf’s 2007 pre-tax net income and before the deduction of the annual bonus (“Pre-Tax Net Income”) of $48,026,396.  The Pre-Tax Net Income thresholds used to determine Mr. Mead’s performance-based incentive bonus for 2007 are set forth in the table below.

CEO NON-EQUITY INCENTIVE PLAN COMPENSATION FOR 2007

Pre-Tax Net Income Level Minimum, $ Million	But Less Than, $ Million	Bonus $ Thousand
0.0	18.0	0
18.0	19.0	225
19.0	20.0	290
20.0	21.0	355
21.0	22.0	420
22.0	23.0	550
23.0	24.0	680
24.0	25.0	810
25.0	26.0	940
26.0	27.0	1,070
27.0	N/A	1,200
Above 27.0	N/A	8% of Pre-Tax Net Income Exceeding 27.0 Million

Silverleaf paid the 2007 bonus to Mr. Mead on March 13, 2008 following the Compensation Committee’s determination that the conditions upon which Mr. Mead would be entitled to a bonus under the terms of his employment agreement had been met.

The Compensation Committee initially developed the pre-tax incentive bonus structure for Mr. Mead in 2004.  The minimum Pre-Tax Net Income threshold for the calculation of Mr. Mead’s incentive bonus was set at $6 million of Pre-Tax Net Income for the year 2004. The minimum threshold for the years 2005 and 2006 were $9 million and $12 million Pre-Tax Net Income, respectively.  Our shareholders approved the performance-based incentive plans for 2005 and 2006 at a special meeting of shareholders in 2004 and the annual meeting of shareholders in 2005, respectively.  At the 2006 Annual Meeting of Shareholders, the performance-based incentive plans for Mr. Mead for 2007 and 2008 were approved.  Therefore, the compensation in excess of the $1million limitation paid to Mr. Mead or accrued in 2007 should not be subject to Section 162(m) limitation (see “Section 162(m) Limitation” below).

As a part of its deliberative process in 2004 and 2006, the Compensation Committee retained nationally recognized compensation consulting firms that assisted the committee in (i) assessing the effectiveness of its compensation objectives with regard to Mr. Mead’s performance-based incentive bonus, and (ii) in formulating and applying its compensation policies regarding the issue of the proposed extension of Mr. Mead’s employment agreement through 2008.  The Compensation Committee’s compensation consultant in 2006, The Hay Group Management Ltd., also advised the Committee as to the form and reasonableness of the proposed compensation to be paid to Mr. Mead during the 2007 and 2008 extended term of his agreement.  The compensation consultant compared Mr. Mead’s proposed compensation structure to a general industry database consisting of approximately 600 companies across all industries and compiled a peer group of 15 companies engaged in the development, ownership, management and/or operation of real estate. The compensation consultant gathered data from publicly available sources to compare Silverleaf’s financial performance versus the performance of the companies in the peer group. The compensation consultant reported that over a one-year period Silverleaf performed in the upper quartile of its peers from a total shareholder return basis and above the 100th percentile of the peer group over a three-year period.   The compensation consultant further reported that based upon Silverleaf’s announced earnings guidance for 2006, the projected 2006 incentive plan payment would place Mr. Mead in the upper quartile of the market, and if 2007 and 2008 income approximated 2006, Mr. Mead’s earnings in 2007 and 2008 would also rank him in the upper quartile for those years.

The peer group companies reviewed by the compensation consultant, along with the basic industries in which they operated, were:

Company	Industry
American Community	Real Estate Investment Trust
Avatar Holdings	Developer of active adult communities in Florida and residential communities
Bluegreen Corp.	Developer of upscale residential real estate and gold communities, owner of timeshare resorts
Bresler & Reiner	Developer and owner of commercial, residential and hospitality real estate
Capital Senior Living	Owner and manager of senior residential real estate
Comstock Homebuilding	Developer of single family homes, townhomes and condominiums
Dominion Homes	Builder of single family homes
Great Wolf Resorts	Owner and operator of family resorts
Grubb & Ellis	Integrated real estate firm providing advisory, brokerage, property management and construction consultation
Levitt Corp.	Homebuilding and real estate development company
Marcus	Operator of movie theaters, hotels and resorts
Reading International	Owner and operator of theaters and entertainment-based retail operations
Red Lion Hotels	Owner and operator of hotels
Sonesta International Hotels	Owner and operator of hotels
Diamond Resorts International (f/k/a Sunterra Corp.)	Developer, marketer, and operator of vacation resort properties

In assessing the CEO’s performance and in considering a performance-based incentive plan for 2007 and 2008 for Mr. Mead, the Compensation Committee weighed peer compensation levels, the Company’s performance levels, the criticality of Mr. Mead as the Company’s chief executive officer and the lack of a clear successor for the chief executive officer’s position.  Based upon these considerations, the compensation structure for Mr. Mead was deemed to be reasonable by the compensation consultant and the Compensation Committee.

Revised CEO Employment Agreement for 2008

In March 2008, the employment agreement with Mr. Mead was renegotiated and amended at his own suggestion.  Prior to the March 2008 amendment to his employment agreement, Mr. Mead would have been entitled to a bonus for 2008 based upon the Company’s 2008 Pre-Tax Net Income.  The table below sets forth the Pre-Tax Net Income target levels and the amount of bonus which Mr. Mead would have received under the original employment agreement if those targets were met.  When the agreement was originally negotiated, the Compensation Committee believed that tying Mr. Mead’s bonus to Silverleaf’s Pre-Tax Net Income would align Mr. Mead’s compensation with the interests of shareholders.  While our net income has risen steadily since the date of the original 2004 employment agreement with Mr. Mead, shareholders of the Company have not seen a corresponding sustained rise in the value of their stock.  Even though the general market conditions affecting the value of the Company’s stock are beyond Silverleaf’s control, Mr. Mead advised the Committee that he believed it was in the best interest of Silverleaf shareholders to renegotiate the terms of his employment agreement to eliminate a bonus to him for 2008 that is tied solely to the Pre-Tax Net Income of the Company and he requested that the Compensation Committee consider revising his employment agreement to provide that any bonus granted to him in 2008 be based solely upon the discretion of the Compensation Committee.

On March 26, 2008, the Compensation Committee finalized and approved the terms of an amended and restated employment agreement with Mr. Mead which will expire on December 31, 2008. Because the amended employment agreement did not provide any additional elements of compensation that were not provided under the original agreement, the Compensation Committee determined that it was not necessary to retain a compensation consultant to review the terms of the new employment agreement.  Under the amended agreement, which was effective as of March 4, 2008, Mr. Mead will be paid an annual base salary of $925,000, an increase of $175,000 over Mr. Mead’s $750,000 base salary that had been in effect since 2004.  He will be entitled to the same fringe benefits as he would have been entitled to receive under his original employment agreement.  Additionally, the Compensation Committee may award Mr. Mead one or more purely discretionary bonuses each year.  While the Compensation Committee has not set any targets for which a bonus may be awarded in 2008, the Compensation Committee will consider factors related to the Company’s financial and operating performance in 2008 in determining whether to award a bonus to Mr. Mead.  Such factors will include the growth in the Company’s sales and net income, its ability to maintain adequate financing arrangements for its needs, and growth in shareholder value, although none of these factors may be determinative if the Compensation Committee determines that a bonus is warranted.   Mr. Mead and the Compensation Committee currently believe that, based upon the Company’s previously announced guidance relating to its 2008 net income, any bonus awarded to Mr. Mead in 2008 will be significantly less than the amount that Mr. Mead would have been entitled under his original employment agreement.  Any compensation to Mr. Mead in 2008 in excess of $1 million should be subject to the Section 162(m) limitation of the Internal Revenue Code as discussed below.

The table below shows the bonus which Mr. Mead would have earned in 2008 under his original employment agreement if the Pre-Tax Net Income targets were met.  Assuming Silverleaf’s Pre-Tax Net Income for 2008 is equal to the 2007 Pre-Tax Net Income of approximately $48 million, under the terms of his original employment agreement, Mr. Mead would have been entitled to a bonus for 2008 equal to approximately $2.48 million.

PRIOR CEO NON-EQUITY INCENTIVE PLAN COMPENSATION FOR 2008

2008 Pre-Tax Net Income Level Minimum, $ Million	But Less Than, $ Million	Bonus $ Thousand

0.0	23.0	0
23.0	24.0	225
24.0	25.0	290
25.0	26.0	355
26.0	27.0	420
27.0	28.0	550
28.0	29.0	680
29.0	30.0	810
30.0	31.0	940
31.0	32.0	1,070
32.0	N/A	1,200
Above 32.0	N/A	8% of Pre-Tax Net Income Exceeding 32.0

Incentive Compensation Structure for Mr. O’Connor

David T. O’Connor has been employed by us since 1991.  He has directed our field sales, including the design and preparation of training materials, incentive programs and follow-up sales procedures.  We have compensated Mr. O’Connor on a percentage of sales during that time.  On March 8, 2007, we entered into an employment agreement with Mr. O’Connor pursuant to which we will continue to employ Mr. O’Connor through December 31, 2009.  We pay Mr. O’Connor weekly commissions based on our net sales from timeshare sales, including sampler sales, but the commissions are paid only if we have received a full down payment and the sale has not been cancelled as of the date of the payment of the commissions.  The commissions paid are subject to chargebacks.  We maintain a $2,000 reserve out of Mr. O’Connor’s commissions, against which chargebacks are deducted.  The reserve is replenished on a regular basis by Silverleaf deducting, to the extent required, ten percent (10%) of the commissions otherwise due Mr. O’Connor.

Mr. O’Connor earns a commission on all Company sales.  The commission rate earned varies based on the type of sale and in some cases on the basis of the average revenue generated per tour group (“APG”).  As the APG increases, Mr. O’Connor will be entitled to receive a larger commission.  The rates predominantly range from 0.3% to 0.8% of sales, which we feel are competitive.  For the year ended December 31, 2007, Mr. O’Connor received aggregate commissions of  0.62% of vacation interval sales under the percentages in effect during the year.  Although such rates are subject to adjustment from time to time as Silverleaf and Mr. O’Connor may mutually agree, the rates have not been changed since the date of the Employment Agreement with Mr. O’Connor.  It is anticipated that Mr. O’Connor will receive commissions at a comparable percentage of vacation interval sales in 2008.  Any compensation to Mr. O’Connor in 2008 in excess of $1 million should be subject to the Section 162(m) limitation of the Internal Revenue Code as discussed below.

Summary of Compensation of NEOs

The following table sets forth the annual base salary, bonus and other annual compensation earned in 2006 and 2007 by the NEOs.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (a) ($)	Bonus (b) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)

Robert E. Mead, Chairman of the Board and Chief Executive Officer	2007 2006	750,000 750,000	-- --	2,882,112 2,734,576	(c) (d)	115,903 183,703	(e) (f)	3,748,015 3,668,279

Harry J. White, Jr., Chief Financial Officer and Treasurer	2007 2006	325,001 279,063	50,000 50,000	-- --		-- --		375,001 329,063

Sharon K. Brayfield, President	2007 2006	475,000 435,001	50,000 50,000	-- --		68,075 31,936	(g) (h)	593,075 516,937

David T. O’Connor, Executive Vice President – Sales	2007 2006	-- --	-- --	1,331,236 1,173,930	(i) (i)	21,964 17,158	(j) (k)	1,353,200 1,191,088

Thomas J. Morris, Senior Vice President – Capital Markets (l)	2007	275,001	125,000	--		--		400,001
_________

(a)
The amounts shown are before elective contributions by the NEOs in the form of salary reductions under our Section 125 Flexible Benefit Plan.  Such plans are available to all employees, including the NEOs.

(b)	Represents bonuses paid to the NEOs. See Compensation Discussion & Analysis for basis of determining bonuses to be paid.

(c)	We accrued the bonus payable to Mr. Mead under the performance-based incentive plan in 2007 pursuant to the terms of the Employment Agreement described above.

(d)	We accrued the bonus payable to Mr. Mead under the performance-based incentive plan in 2006 pursuant to the terms of the Employment Agreement described above.

(e)
A total of $105,376 represents the personal use of the Company’s aircraft during 2007 pursuant to the terms of the employment agreement between the Company and Mr. Mead.  This amount is based on the aggregate incremental cost to the Company for Mr. Mead’s personal use of the aircraft, which cost includes such items as fuel, maintenance, landing fees, travel expense, on-board catering and communications, labor and miscellaneous supplies.  Such fixed costs as pilots’ salaries, depreciation of the aircraft, insurance and licensing fees were excluded from the calculation as these costs do not change based on usage.  In October 2007, the Company filed a registration statement with the SEC to register $100 million aggregate value of debt and equity securities.  Pursuant to the terms of a registration agreement between the Company and Mr. Mead, 9,349,417 shares of the common stock of the Company owned and controlled by Mr. Mead were included in the registration statement.  The remaining balance of Mr. Mead’s other compensation consists of ten percent of the estimated professional fees incurred by the Company and the filing fee associated with the registration of Mr. Mead’s shares, premiums on life insurance, occasional use of company staff for which Mr. Mead did not either personally compensate the employee directly or reimburse the Company and long distance charges for personal calls.

(f)
In May 2006, Mr. Mead was involved in a private placement of shares of the Company’s common stock beneficially owned by him.  The Company was also a participant in this transaction and agreed to pay the costs for registering these shares with the Securities and Exchange Commission on Form S-3 for the persons who purchased them from Mr. Mead.  A total of 25% of the common stock privately placed in the transaction was sold by Mr. Mead; therefore, the benefit to Mr. Mead was calculated to be 25% of the total transaction costs attributable to the Company’s participation in the transaction, or $77,729.  A total of $101,731 represents the personal use of the Company’s aircraft during 2006 pursuant to the terms of the employment agreement between the Company and Mr. Mead.  Such amount was calculated on the same basis as described above.  The remaining balance of Mr. Mead’s other compensation consists of premiums on life insurance, occasional use of company staff for which Mr. Mead did not either personally compensate the employee directly or reimburse the Company, and long distance charges for personal calls.

(g)
All other compensation for Ms. Brayfield in 2007 consisted of the personal use of a Company vehicle valued at $36,116, a gross-up in income to pay the income taxes associated with the benefit of the Company vehicle of $13,164, country club dues, premiums on life insurance, personal use of a Company-provided cell phone, long distance charges for personal calls, and occasional use of Company staff for personal reasons.

(h)
All other compensation for Ms. Brayfield in 2006 consisted of personal use of a Company vehicle, a gross-up in income to pay the income taxes associated with the benefit of the Company vehicle of $5,081, premiums of life insurance, personal use of a Company-provided cell phone, long distance charges for personal calls, and occasional use of Company staff for personal reasons.

(i)	Represents the commissions paid to Mr. O’Connor pursuant to a performance-based incentive structure described above.

(j)
All other compensation for Mr. O’Connor in 2007 consisted of personal use of a Company vehicle, a gross-up in income to pay the income taxes associated with the benefit of the Company vehicle in the amount of $3,924, premiums on life insurance, personal use of a Company-provided cell phone, long distance charges for personal calls, and occasional use of Company staff for personal reasons.

(k)
All other compensation for Mr. O’Connor in 2006 consisted of personal use of a Company vehicle, a gross-up in income to pay the income taxes associated with the benefit of the Company vehicle in the amount of $2,186, premiums on life insurance, personal use of a Company-provided cell phone, long distance charges for personal calls, and occasional use of Company staff for personal reasons.

(l)	Mr. Morris was not an NEO in 2006; therefore, information regarding his compensation for 2006 is not required to be disclosed.

Employment and Noncompetition Agreements With NEOs

For the fiscal year ended December 31, 2007, the base salaries and other compensation for each of the NEOs were documented in employment agreements that were negotiated with the executives.

On March 8, 2007, we entered into written employment agreements (individually, the “Employment Agreement” or collectively, the “Employment Agreements”) with each of our NEOs (other than Mr. Mead) pursuant to which each will be employed by us through December 31, 2009, except as discussed below.  The Employment Agreements, which were effective as of January 1, 2007, were approved by the Compensation Committee of our Board of Directors.  Each of the Employment Agreements provides that for a period of two years following the termination of the NEO’s employment with us, he or she will not engage in or carry on, directly or indirectly, any business in competition with us or our affiliates in any county of any state of the United States in which we or our affiliates conduct such business or market the products of such business immediately prior to the effective date of termination. Each of the Employment Agreements also provides that for a period of two years following the termination of employment each NEO will not influence any employee or independent contractor to terminate his relationship with Silverleaf.  The Employment Agreements also provide that the NEO may not disclose any of our confidential information at any time.  Mr. White has announced his plans to retire as a full-time employee and executive officer in May 2008, at which time his Employment Agreement with us will be terminated.  On February 4, 2008, the Board of Directors appointed Mr. White as Chief Accounting Officer in anticipation of his retirement, and we amended Mr. White’s Employment Agreement to reflect such change.  Following his retirement as a full-time employee and executive officer, Mr. White will remain involved with the Company on a consulting basis and will receive compensation for his services under a new agreement.  Mr. White will still be subject to the same restrictive provisions discussed above for a period of two years after his employment with the Company.  On March 26, 2008, we amended and restated the Employment Agreement with Mr. Morris to increase the amount of his annual base compensation to $325,000 effective as of March 4, 2008.  No other terms of his original Employment Agreement were modified.

Mr. Mead’s employment agreement in force in 2007 is discussed above under the section entitled “CEO Salary and Non-Equity Incentive Plan Compensation.”  The Employment Agreement dated March 26, 2008 with Mr. Mead (see “Revised CEO Employment Agreement for 2008” above) contains the same restrictive provisions following Mr. Mead’s  termination of employment as contained in the employment agreements with our other NEOs.

Change of Control Provisions in NEOs’ Employment Agreements

The employment agreement with Mr. Mead requires that we pay severance pay to Mr. Mead if he is terminated after a Change of Control for any reason other than Good Cause or if he terminates his employment for Good Reason. The severance pay shall be equal to two times his annual base compensation plus the amount of any bonuses paid to him during the calendar year in which the Change of Control occurs.  The employment agreements with each of our other NEOs contain change of control provisions which provide that the NEO will be paid severance pay equal to two times the total cash compensation received by the NEO for the immediately preceding calendar year, including base compensation, commissions, bonuses, and similar cash items, but excluding fringe benefits, vehicle usage and similar non-cash items, if such Employee is terminated after a Change of Control for any reason other than Good Cause or if the NEO terminates his or her employment for Good Reason.  In each of the employment agreements, a “Change of Control” shall mean the occurrence of any of the following events:

•
Individuals who, on the date of the Employment Agreement, constitute the Board of Directors (the “Board”) of Silverleaf (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Silverleaf in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Silverleaf as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

•
The consummation of any sale, transfer or other disposition of all or substantially all of the assets of the business of Silverleaf through one transaction or a series of related transactions to one or more persons or entities;

•
Any “Person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14 (d)(2) of the Exchange Act), other than Robert E. Mead, is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Silverleaf representing more than 50% of the combined voting power of Silverleaf’s then outstanding securities eligible to vote for the election of the Board;

•
The consummation of a merger, consolidation, reorganization, statutory share exchange or similar form of corporate transaction involving Silverleaf or any of its subsidiaries that requires the approval of Silverleaf’s stockholders, whether for such transaction or the issuance of securities in the transaction; or

•	The stockholders of Silverleaf approve a plan of complete liquidation or dissolution.

“Good Cause” shall be deemed to exist if the Employee willfully:

•	Breaches or habitually neglects the duties that the Employee is required to perform under the terms of the Employment Agreement;

•	Violates reasonable and substantial rules, regulations or policies governing employee performance;

•	Refuses to obey reasonable orders in a manner that amounts to insubordination; or

•	Commits clearly dishonest acts toward Silverleaf.

Good Cause for termination of Employment shall not exist unless the Employee fails to correct the activity alleged to constitute Good Cause within thirty (30) days following written notice from Silverleaf of such activity and the corrective action reasonably sought by Silverleaf.

“Good Reason” shall mean the occurrence of any of the following events after a Change of Control which are not cured by Silverleaf within thirty (30) days of receipt of written notice of the event constituting Good Reason from the Employee:

•	The failure by Silverleaf to pay Employee the compensation and benefits due Employee under the Employment Agreement;

•	A material diminution in Employee’s responsibilities or authority, or a diminution of Employee’s title;

•	Employee is required to relocate for purposes of Employee’s employment with Silverleaf;

•	Any material breach of the Employment Agreement by Silverleaf; or

•	The failure of any successor to all or substantially all of the business and/or assets of Silverleaf to assume the Employment Agreement.

We believe that the change of control provisions within the employment agreements with our NEOs is essential to provide incentive for the NEOs to remain in our employ during negotiations of a transaction that would result in a change of control.  Additionally, such provisions provide an economic incentive to an acquiring company to continue to employ the NEOs following the change of control.  We believe that the continued employment of our NEOs is vital to the protection of our employees, customers and shareholders.

Post-Employment Compensation for NEOs

The amount of post-employment compensation that we will be required to pay to the NEOs is determined under the terms of their respective employment agreements.  The employment agreements for the NEOs provide for payment if their employment by Silverleaf is terminated after a change of control for any reason other than good cause or if the NEO terminates his or her employment for good reason. The severance pay is payable to the NEO within thirty days of the termination of employment.  See “Employment Agreements” for the terms of the employment agreements for each NEO.

The following table shows the potential payments upon a termination of Robert E. Mead’s employment under various circumstances assuming a severance date of December 31, 2007:

ESTIMATE OF ROBERT E. MEAD'S POTENTIAL POST-EMPLOYMENT PAYMENTS

Type of Payments Upon Separation	Involuntary Termination Without Good Cause or Voluntary Termination With Good Reason Unrelated to a Change in Control ($)		Death ($)		Disability ($)		Voluntary Termination or Termination for Good Cause ($)	Involuntary Termination Without Good Cause or With Good Reason After a Change in Control ($)

Compensation:
Severance Payments tied to:
Base Compensation	--	(a)	--	(a)	--	(a)	--	1,850,000	(a)(b)
Bonus Compensation	--	(a)	--	(a)	--	(a)	--	5,764,224	(a)(c)

Other Benefits:
Life Insurance Benefits	--		250,000	(d)	--		--	--

Total:	--		250,000		--		--	7,614,224
_____________

(a)
Mr. Mead’s Employment Agreement dated March 26, 2008 (see section entitled “Revised CEO Employment Agreement for 2008” above) provides that prior to a change in control, Mr. Mead is not entitled to any severance compensation in the event of his termination either with or without cause, or in the event of his death or disability, except for life insurance benefits.  In any of these events, his severance compensation would be limited to payment of his base compensation through the date of separation.  After a change in control event, Mr. Mead would be entitled to receive severance compensation equal to twice the sum of his current salary and the amount of any bonuses granted to him during the calendar year that the change of control occurs if he was terminated without good cause or he terminated his employment for good reason.

(b)	Based upon Mr. Mead’s annual salary of $925,000, he would be entitled to severance payments tied to his base compensation of $1,850,000.

(c)
Mr. Mead would also be entitled to severance benefits equal to two times the amount of bonuses paid to him during the year in which the change of control occurs.  Based upon a bonus of $2,882,112 earned by Mr. Mead in 2007, Mr. Mead would have been entitled to severance tied to his bonus for 2007 if a change of control had occurred as of December 31, 2007.  However, based upon modifications to Mr. Mead’s Employment Agreement made in March 2008, it is anticipated that any severance payments paid to Mr. Mead for a change of control occurring in 2008 would be substantially less than the amount shown in the table since as of the date hereof, Mr. Mead has not been granted any bonuses during 2008.

(d)	Based upon the amount payable under our group life insurance policy which provides for the payment of one times the amount of the employee’s annual salary up to a maximum of $250,000.

Mr. White has announced his resignation as a full-time employee and executive officer of Silverleaf effective May 8, 2008.  Until that date, Mr. White’s Employment Agreement dated March 8, 2007, as amended on February 4, 2008, will remain in effect.  The following table shows the potential payments upon termination under various circumstances of Harry J. White, Jr.’s employment assuming a severance date of December 31, 2007:

ESTIMATE OF HARRY J. WHITE, JR.’S POTENTIAL POST-EMPLOYMENT PAYMENTS

Type of Payments Upon Separation	Involuntary Termination Without Good Cause or Voluntary Termination With Good Reason Unrelated to a Change in Control ($)		Death ($)		Disability ($)		Voluntary Termination or Termination for Good Cause ($)		Involuntary Termination Without Good Cause or With Good Reason After a Change in Control ($)

Compensation:
Severance Payments tied to:
Base Compensation	--	(a)	--	(a)	--	(a)	--	(a)	650,000	(a)(b)
Bonus Compensation	--	(a)	--	(a)	--	(a)	--	(a)	100,000	(a)(c)

Other Benefits:
Life Insurance Benefits	--		250,000	(d)	--		--		--

Total:	--		250,000		--		--		750,000
_____________

(a)
Mr. White’s Employment Agreement dated March 8, 2007, as amended on February 4, 2008, provides that prior to a change in control, Mr. White is not entitled to any severance compensation in the event of his termination either with or without cause, or in the event of his death or disability, except for life insurance benefits.  In any of these events, his severance compensation would be limited to payment of his base compensation through the date of separation.  After a change in control event, Mr. White would be entitled to receive severance compensation equal to twice the sum of his current salary and prior year’s bonus compensation if he was terminated without good cause or he terminated his employment for good reason.

(b)	Based upon Mr. White’s annual salary of $325,000, he would be entitled to severance payments tied to his base compensation of $650,000.

(c)	Based upon the $50,000 bonus paid to Mr. White in 2007, he would be entitled to severance benefits tied to his prior year’s bonus compensation of $100,000.

(d)	Based upon the amount payable under our group life insurance policy which provides for the payment of one times the amount of the employee’s annual salary up to a maximum of $250,000.

The following table shows the potential payments upon termination under various circumstances of Sharon K. Brayfield’s employment assuming a severance date of December 31, 2007:

ESTIMATE OF SHARON K. BRAYFIELD’S POTENTIAL POST-EMPLOYMENT PAYMENTS

Type of Payments Upon Separation	Involuntary Termination Without Good Cause or Voluntary Termination With Good Reason Unrelated to a Change in Control ($)		Death ($)		Disability ($)		Voluntary Termination or Termination for Good Cause ($)		Involuntary Termination Without Good Cause or With Good Reason After a Change in Control ($)

Compensation:
Severance Payments tied to:
Base Compensation	--	(a)	--	(a)	--	(a)	--	(a)	950,000	(a)(b)
Bonus Compensation	--	(a)	--	(a)	--	(a)	--	(a)	100,000	(a)(c)

Other Benefits:
Life Insurance Benefits	--		250,000	(d)	--		--		--

Total:	--		250,000		--		--		1,050,000
_____________

(a)
Ms. Brayfield’s Employment Agreement dated March 8, 2007 provides that prior to a change in control, Ms. Brayfield is not entitled to any severance compensation in the event of her termination either with or without cause, or in the event of her death or disability, except for life insurance benefits.  In any of these events, her severance compensation would be limited to payment of her base compensation through the date of separation.  After a change in control event, Ms. Brayfield would be entitled to receive severance compensation equal to twice the sum of her current salary and prior year’s bonus compensation if she was terminated without good cause or if she terminated her employment for good reason.

(b)	Based upon Ms. Brayfield’s annual salary of $475,000, she would be entitled to severance payments tied to her base compensation of $950,000.

(c)	Based upon the bonuses paid to Ms. Brayfield in 2007, she would be entitled to severance benefits tied to her prior year’s bonus compensation of $100,000.

(d)	Based upon the amount payable under our group life insurance policy which provides for the payment of one times the amount of the employee’s annual salary up to $250,000.

The following table shows the potential payments upon termination under various circumstances of David T. O’Connor’s employment assuming a severance date of December 31, 2007:

ESTIMATE OF DAVID T. O’CONNOR’S POTENTIAL POST-EMPLOYMENT PAYMENTS

Type of Payments Upon Separation	Involuntary Termination Without Good Cause or Voluntary Termination With Good Reason Unrelated to a Change in Control ($)		Death ($)		Disability ($)		Voluntary Termination or Retirement ($)		Involuntary Termination Without Good Cause or With Good Reason After a Change in Control ($)

Compensation:
Severance Payments tied to:
Base Compensation	--	(a)	--	(a)	--	(a)	--	(a)	2,662,472	(a)(b)
Bonus Compensation	--	(a)	--	(a)	--	(a)	--	(a)	--

Other Benefits:
Life Insurance Benefits	--		250,000	(c)	--		--		--

Total:	--		250,000		--		--		2,662,472
_____________

(a)
Mr. O’Connor’s Employment Agreement dated March 8, 2007, provides that prior to a change in control, Mr. O’Connor is not entitled to any severance compensation in the event of his termination either with or without cause, or in the event of his death or disability, except for life insurance benefits.  In any of these events, his severance compensation would be limited to payment of his base compensation through the date of separation.  After a change in control event, Mr. O’Connor would be entitled to receive severance compensation equal to twice his prior year’s base incentive compensation if he was terminated without good cause or if he terminated his employment for good reason.

(b)	Based upon Mr. O’Connor’s compensation of $1,331,236 earned during 2007, he would be entitled to severance payments tied to his base compensation of $2,662,472.

(c)	Based upon the amount payable under our group life insurance policy which provides for the payment of one times the amount of the employee’s annual salary up to $250,000.

The following table shows the potential payments upon termination under various circumstances of Thomas J. Morris’ employment assuming a severance date of December 31, 2007:

ESTIMATE OF THOMAS J. MORRIS’ POTENTIAL POST-EMPLOYMENT PAYMENTS

Type of Payments Upon Separation	Involuntary Termination Without Good Cause or Voluntary Termination With Good Reason Unrelated to a Change in Control ($)		Death ($)		Disability ($)		Voluntary Termination or Retirement ($)		Involuntary Termination Without Good Cause or With Good Reason After a Change in Control ($)

Compensation:
Severance Payments tied to:
Base Compensation	--	(a)	--	(a)	--	(a)	--	(a)	550,000	(a)(b)
Bonus Compensation	--	(a)	--	(a)	--	(a)	--	(a)	250,000	(a)(c)

Other Benefits:
Life Insurance Benefits	--		250,000	(d)	--		--		--

Total:	--		250,000		--		--		800,000
_____________

(a)
Mr. Morris’ Amended and Restated Employment Agreement dated March 26, 2008 provides that prior to a change in control, Mr. Morris is not entitled to any severance compensation in the event of his termination either with or without cause, or in the event of his death or disability, except for life insurance benefits.  In any of these events, his severance compensation would be limited to payment of his base compensation through the date of separation.  After a change in control event, Mr. Morris would be entitled to receive severance compensation equal to the sum of twice his current salary and prior year’s bonus compensation if he was terminated without good cause or he terminated his employment for good reason.

(b)	Based upon Mr. Morris’ annual salary of $275,000, he would be entitled to severance payments tied to his base compensation of $550,000.

(c)	Based upon the $125,000 bonus paid to Mr. Morris in 2007, he would be entitled to severance benefits tied to his prior year’s bonus compensation of $250,000.

(d)	Based upon the amount payable under our group life insurance policy which provides for the payment of one times the amount of the employee’s annual salary up to $250,000.

Section 162(m) Limitation

Section 162(m) of the Internal Revenue Code generally limits the corporate income tax deduction for compensation paid or accrued in 2007 to our executive officers that is in excess of $1 million unless such compensation is “performance-based compensation” or qualifies under other exceptions. Except for the bonus paid to Mr. Mead for 2007, the compensation earned by the executive officers should be subject to the Section 162(m) limitation. We obtained the approval of our shareholders of the terms and conditions of the performance-based incentive bonus plan for Mr. Mead for 2007. Therefore, the compensation in excess of the $1 million limitation paid to Mr. Mead or accrued in 2007 should not be subject to the Section 162(m) limitation. The Committee may from time to time authorize other awards that will give rise to a loss of deduction under Section 162(m) should it determine that the payment of such compensation is in our best interests.

How do we compensate the members of the Board of Directors for their service?

The following Director Compensation table shows the amount of compensation paid to each independent director of Silverleaf during 2007.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash $	All Other Compensation $	Total $

J. Richard Budd, III	52,000	--	52,000
James B. Francis, Jr.	45,250	--	45,250
Herbert B. Hirsch	58,000	--	58,000
Rebecca Janet Whitmore	60,500	--	60,500

We compensate the members of our Board through an annual retainer plus additional fees for service on committees and attendance at board and committee meetings.  Each of the independent Directors receives an annual fee of $25,000, payable quarterly, plus $2,000 for each meeting of the Board of Directors attended in person.  Each of the Directors who serves on one or more committees of the Board of Directors receives an additional annual fee of $5,000, also payable quarterly, for serving on one committee of the Board of Directors, plus an additional annual fee of $2,500 for each additional committee membership.  Each member also receives $500 for each telephonic Board of Directors or committee meeting in which he or she participates. In addition, each member of the Audit Committee periodically participated in telephonic meetings with management to discuss the status of our review of internal controls.  Each member received $500 for each call in which he or she participated.  The independent Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors.  Officers of Silverleaf who are directors are not paid any directors’ fees but are reimbursed for expenses, if any, of attending meetings of the Board of Directors.

We have also granted options to each of our independent directors to purchase shares of Silverleaf common stock.  In July 1997, Silverleaf granted to Mr. Francis, as directors’ fees, options to purchase 40,000 shares of Common Stock at $16.00 per share. Such options vested in three equal portions over a term of three years commencing in May 1998. The options expire in June 2007.  Silverleaf granted to Mr. Francis 20,000 additional options in 1999 at an exercise price of $7.3125 per share which also vested over a three-year period beginning in November 2000. During 2002, Ms. Whitmore, Mr. Budd, Mr. Francis, and Mr. Hirsch were each granted options to purchase 115,000 shares at $0.295 per share.  Such options vested in three equal portions over a term of three years commencing in May 2003.   In January 2008, Ms. Whitmore exercised all of the options granted to her, and in March 2008, Mr. Hirsch exercised all of the options granted to him.

What are our employee benefit plans?

1997 Stock Option Plan and 2003 Stock Option Plan

Silverleaf adopted the 1997 Stock Option Plan (the “1997 Plan”) in May 1997 to attract and retain directors, officers, and key employees of Silverleaf.  The 1997 Plan was amended by Silverleaf’s shareholders at the 1998 Annual Meeting of Shareholders to increase the number of options which could be granted to 1,600,000 and to modify the number of outside directors who, as members of the Compensation Committee, administer the 1997 Plan.  The 1997 Plan terminated in May 2007, but any options outstanding on the termination date shall continue in force in accordance with the terms of the 1997 Plan and the option agreements under which they were granted.  On December 16, 2003, the Shareholders of Silverleaf approved the Silverleaf Resorts, Inc. 2003 Stock Option Plan (the “2003 Plan”).  The 2003 Plan provides for the issuance of up to 2,209,614 shares of Silverleaf’s common stock.  The following is a summary of the provisions of the 1997 Plan and the 2003 Plan (collectively, the “Option Plans”).  This summary does not purport to be a complete statement of the provisions of the Option Plans and is qualified in its entirety by the full text of the 1997 Plan and the 2003 Plan.

The Option Plans provide for the award of nonqualified stock options to Silverleaf’s directors, officers, and key employees and for the grant to salaried key employees of options intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Silverleaf has filed Registration Statements to register the shares issuable upon exercise of the options granted under the 1997 Plan and the 2003 Plan.

Nonqualified stock options provide for the right to purchase common stock at a specified price which may be less than fair market value on the date of grant (but not less than par value). “Fair market value” per share shall be deemed to be the average of the high and low quotations at which Silverleaf’s shares of common stock are sold on a national securities exchange, or if not sold on a national securities exchange, the closing bid and asked quotations in the over-the-counter market for Silverleaf’s shares on such date. If no public market exists for Silverleaf’s shares on any date on which the fair market value per share is to be determined, the Compensation Committee shall, in its sole discretion and best, good faith judgment, determine the fair market value of a share. Nonqualified stock options may be granted for any term and upon such conditions determined by the Compensation Committee.

Incentive stock options are designed to comply with the provisions of the Code and are subject to restrictions contained therein, including exercise prices equal to at least 100% of fair market value of common stock on the grant date and a ten year restriction on their term; however, incentive stock options granted to any person owning more than 10% of the voting power of the stock of Silverleaf shall have exercise prices equal to at least 110% of the fair market value of the common stock on the grant date and shall not be exercisable after five years from the date the option is granted. Except as otherwise provided under the Code, to the extent that the aggregate fair market value of Shares with respect to which Incentive Options are exercisable for the first time by an employee during any calendar year exceeds $100,000, such Incentive Options shall be treated as Non-Qualified Options.

An optionee may exercise all or any portion of an option that is exercisable by providing written notice of such exercise to the Corporate Secretary of Silverleaf at the principal business office of Silverleaf, specifying the number of shares to be purchased and specifying a business day not more than fifteen days from the date such notice is given, for the payment of the purchase price in cash or by certified check. Options are not transferable by the optionee other than by will or the laws of descent and distribution, and an option may be exercised only by the optionee.

The following are the federal tax rules generally applicable to options granted under the Option Plans. The grant of a stock option will not be a taxable event for the participant or a tax deduction for Silverleaf. The participant will have no taxable income upon exercising an incentive stock option within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (except that the alternative minimum tax may apply). Upon exercising a stock option that is not an incentive option, the participant must recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the exercise date and Silverleaf receives a tax deduction equal to the amount of ordinary income recognized by the participant. The tax treatment upon disposition of shares of Silverleaf’s Common Stock acquired under the Option Plans through the exercise of a stock option will depend on how long such shares have been held, and on whether or not such shares were acquired by exercising an incentive stock option.

An option shall terminate upon termination of the directorship, office or employment of an optionee with Silverleaf or its subsidiary, except that if an optionee dies while serving as a director or officer or while in the employ of Silverleaf or one of its subsidiaries, the optionee’s estate may exercise the unexercised portion of the option. If the directorship, office or employment of an optionee is terminated by reason of the optionee’s retirement, disability, or dismissal other than “for cause” while such optionee is entitled to exercise all or any portion of an option, the optionee shall have the right to exercise the option, to the extent not theretofore exercised, at any time up to and including (i) three months after the date of such termination of directorship, office or employment in the case of termination by reason of retirement or dismissal other than for cause and (ii) one year after the date of termination of directorship, office, or employment in the case of termination by reason of disability. If an optionee voluntarily terminates his directorship, office or employment, or is discharged for cause, any option granted shall, unless otherwise specified by the Compensation Committee pursuant to the terms and condition of the grant of the option, forthwith terminate with respect to any unexercised portion thereof. All terminated options granted under the 2003 Plan shall be returned to the 2003 Plan and shall be available for future grants to other optionees.

The 2003 Plan provides that upon a change of control all options issued under the 2003 Plan shall automatically terminate and the optionees shall receive from the Company, with respect to each share subject to an option, cash equal to the excess of the fair market value of the share immediately prior to the occurrence of a transaction resulting in a change of control for each share underlying the options over the exercise price per share of such option.  A “change of control” is defined by the 2003 Plan as the sale of all or substantially all of the assets of the Company or upon any merger, consolidation or similar transaction in which the Company is not the surviving corporation.

The 1997 Plan provides that upon a change of control, the Compensation Committee may determine that each option outstanding shall terminate within a specified number of days after notice to the optionee, and such optionee shall receive, with respect to each share subject to an option, an amount of cash equal to the excess of the fair market value of such share immediately prior to the occurrence of the transaction resulting in a change of control over the exercise price per share of the option.  Alternatively, the Compensation Committee may determine that all outstanding options shall immediately become exercisable upon a change of control.  Under the 1997 Plan, a change of control will occur if (a) any person (as defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than Robert E. Mead, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s outstanding securities then entitled to vote for the election of directors; (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof; or (c) the Board of Directors shall approve the sale of all or substantially all of the assets of the Company or any merger, consolidation, issuance of securities or purchase of assets, the result of which would be the occurrence of any event describes in clauses (a) or (b) above.

The 1997 Plan terminated on May 15, 2007, the tenth anniversary of the day the 1997 Plan was adopted by the Board of Directors of Silverleaf and approved by its shareholders. The 2003 Plan will terminate on December 16, 2013.  Any options granted prior to the termination dates of the Option Plans and which remain unexercised may extend beyond those dates in accordance with the terms of the grant thereof.

Under the Option Plans, the Board of Directors of Silverleaf reserves the right to exercise the powers and functions of the Compensation Committee. Also, the Board of Directors reserves the right to amend the 2003 Plan at any time; however, the Board of Directors may not, without the approval of the shareholders of Silverleaf (i) increase the total number of shares reserved for options under the 2003 Plans (other than for certain changes in the capital structure of Silverleaf), (ii) reduce the required exercise price of any incentive stock options, or (iii) modify the provisions of the 2003 Plan regarding eligibility.  Additionally, certain of Silverleaf’s debt obligations prohibit amending the 2003 Plan to increase the total number of shares reserved for options under the 2003 Plan.

Did any of the Named Executive Officers exercise stock options during 2007?

None of our NEOs exercised options during 2007.

How many options did the Named Executive Officers hold at December 31, 2007?

In certain cases, a Named Executive Officer has been granted options to purchase Silverleaf’s common stock pursuant to more than one stock option agreement approved by the Compensation Committee.  The following table shows each of the various options granted to the Named Executive Officers under the 1997 Plan or the 2003 Plan that were outstanding on December 31, 2007.  The table also includes the number of shares covered by both exercisable and non-exercisable options at December 31, 2007, the option exercise price and the date on which each option expires.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Option Awards
	Number of Securities Underlying Unexercised Option			Option	Option
				Exercise Price	Expiration
Name	Exercisable	Unexercisable		$	Date

Robert E. Mead	--	--		--	--

Harry J. White, Jr.	50,000	--		16.46875	June 28, 2008
	10,000	--		7.31250	November 18, 2009
	10,000	--		3.59375	August 21, 2010

Sharon K. Brayfield	125,000	--		16.00000	June 24, 2008
	25,000	--		7.31250	November 18, 2009
	20,000	--		3.68750	September 5, 2010
	368,269	--		0.31500	August 3, 2013

David T. O’Connor	100,000	--		16.00000	August 13, 2008
	50,000	--		7.31250	November 18, 2009
	368,269	--		0.31500	August 3, 2013

Thomas J. Morris	178,000	89,000	(a)	1.62000	August 16, 2015

_____________

(a)	The option to purchase these shares will vest and become exercisable on August 16, 2008.

401(k) Plan

Effective January 1, 1999, Silverleaf established the Silverleaf Resorts, Inc. 401(k) Plan (the “401(k) Plan”), a qualified defined contribution retirement plan covering employees 21 years of age or older who have completed at least six months of service.  The 401(k) Plan allows eligible employees to defer receipt of up to 15% of their compensation and contribute such amounts to various investment funds which do not include investments in our common stock. Contributions by employees deemed to be “highly compensated” employees under the 401(k) Plan may be limited based on results of annual testing.  The employee contributions vest immediately.  Other than normal costs of administration, Silverleaf has no obligation to make any payments under the 401(k) Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.  The  Committee also recommended that Silverleaf’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Commission on March 12, 2008, incorporate the Compensation Discussion and Analysis by reference to this Proxy Statement.

By the Compensation Committee,

Rebecca Janet Whitmore, Chairman
J. Richard Budd, III
Herbert B. Hirsch

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 2007, we sold approximately 5.7 acres of land located in Wood County, Texas, to Mr. Mead for $244,000.  The aggregate market value of our ownership interests and other rights in this tract of land was determined to be $244,000 at May 7, 2007 based upon an appraisal from an independent appraisal firm.  This transaction was approved by our Board of Directors, with Mr. Mead abstaining.

Two members of the immediate family of two NEOs were employed by the Company in 2007.  During 2007, Ms. Brayfield's son was employed as a sales manager, and later as a director of sales in the sales office of one of the Company's resorts and received $751,642 in commissions and bonuses.  Mr. O'Connor's son-in-law was employed as a sales manager in the sales office of one of the Company's resorts during 2007 and received $746,868 in commissions and bonuses.  Both Ms. Brayfield’s son and Mr. O’Connor’s son-in-law were compensated based upon the same commission and bonus structure applicable for all other company employees serving in the same positions.

For information concerning employment agreements with certain officers see “Employment and Noncompetition Agreements With Certain NEOs.”

Review of Related Party Transactions

The Board of Directors has recognized that transactions between the Company and certain related persons present a heightened risk of conflicts of interest as well as disclosure obligations for certain related party transactions.  In order to ensure that the Company acts in the best interests of its shareholders, the Board has adopted a written policy for the review and approval of any Related Party Transaction (as defined below).  It is the policy of the Company not to enter into any Related Party Transaction unless the Audit Committee (or in instances in which it is not practicable to wait until the next Audit Committee meeting, the Chair of the Audit Committee) approves the transaction or the transaction is approved or ratified by a majority of the Company’s disinterested directors.  In reviewing a proposed transaction, the Audit Committee must (i) satisfy itself that it has been fully informed as to the Related Party’s relationship and interest and as to the material facts of the proposed transaction and (ii) consider all of the relevant facts and circumstances available to the Committee.  After its review, the Audit Committee will only approve or ratify transactions that are fair to the Company and not inconsistent with the best interests of the Company and its shareholders.

As set forth in the policy, a “Related Party Transaction” is a transaction or series of related transactions involving a Related Party that had, has, or will have a direct or indirect material interest and in which the Company is a participant, other than:

•	a transaction with a Related Party involving less than $120,000;

•	a transaction involving compensation of directors otherwise approved by the Board or an authorized committee of the Board;

•
a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or other benefit agreement with an executive officer otherwise approved by the Board or an authorized committee of the Board;

•	a transaction available to all employees generally or to all salaried employees generally; or

•
a transaction in which the interest of the Related Party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis.

For purposes of this definition, Related Party includes (i) an executive officer or director of the Company, (ii) a nominee for director of the Company, (iii) a 5% shareholder of the Company, (iv) an individual who is an immediate family member of an executive officer, director, nominee for director or 5% shareholder of the Company or (v) an entity that is owned or controlled by a person listed in (i), (ii), (iii) or (iv) above or in which any such person serves as an executive officer or general partner or, together with all other persons specified in (i), (ii), (iii) or (iv) above, owns 5% or more of the equity interests thereof.

AUDIT COMMITTEE REPORT

Management is responsible for the Company’s internal controls and the financial reporting process.  The independent registered accountants are responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management, and the independent registered accountants, Silverleaf’s audited consolidated financial statements for the year ended December 31, 2007;

•
Discussed with the independent registered accountants the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
Received the written disclosures and the letter from the independent registered accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered accountants their independence; and

•	Discussed with management, the internal auditors and the independent registered accountants such other matters and received such assurances from them as the Audit Committee deemed appropriate.

Based upon the Audit Committee’s discussions with management and the independent registered accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Silverleaf’s Annual Report on Form 10-K for the year ending December 31, 2007 for filing with the Securities and Exchange Commission.  In addition, the Audit Committee has appointed BDO as Silverleaf’s independent registered accountants for the year ending December 31, 2008, subject to the ratification of this appointment by the shareholders of Silverleaf.

By the Audit Committee,

J. Richard Budd, III, Chairman
James B. Francis, Jr.
Herbert B. Hirsch
Rebecca Janet Whitmore

OTHER MATTERS AT MEETING

The Board of Directors does not know of any matters to be presented at the 2008 Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the 2008 Annual Meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Any shareholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Board of Directors proposals to be considered for submission to the shareholders at the 2009 Annual Meeting. Any such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Silverleaf Resorts, Inc., 1221 River Bend Drive, Suite 120, Dallas, Texas 75247 and must be received no later than December 7, 2008.  Shareholder proposals received after that date will not be considered timely and will not be submitted for consideration at the 2008 Annual Meeting. The chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

INFORMATION INCORPORATED BY REFERENCE

The financial information reflected therein for the year ended December 31, 2007, and the related notes thereto beginning on page F-1 of the Annual Report, as well as the sections of the Annual Report entitled “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” beginning on pages 42, 45, and 59 of the Annual Report, respectively, are incorporated in their entirety into this Proxy Statement by this reference.

By Order of the Board of Directors,
SANDRA G. CEARLEY
Secretary

Dallas, Texas
April 4, 2008

SILVERLEAF RESORTS, INC.

Proxy for 2008 Annual Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Silverleaf Resorts, Inc., a Texas corporation, hereby acknowledges receipt of the Notice of 2008 Annual Meeting of Shareholders and Proxy Statement and hereby appoints James B. Francis, Jr. and Rebecca Janet Whitmore as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of the Common Stock of Silverleaf Resorts, Inc. held of record by the undersigned on March 12, 2008 at the 2008 Annual Meeting of Shareholders to be held on May 8, 2008 or at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR Proposals 1 and 2 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

(Continued and to be signed on reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Fold and Detach Here

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1.	Election of Directors

	FOR the nominees listed below	WITHHOLD AUTHORITY to vote for the nominees listed below

	☐	☐

Nominees:	J. Richard Budd, III
James B. Francis, Jr.
Herbert B. Hirsch
Robert E. Mead
Rebecca Janet Whitmore

For all nominees except as indicated on the below line
__________________________

2.	Ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accountants for the year ending December 31, 2008.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	The Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

Signature

Signature

Date

Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as attorney, as executor, administrator, trustee or guardian, please give title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized name by authorized person.